Exhibit 4.4

Ministry of Labour

and Social Policy

Directorate General for the Protection of Working Conditions and Industrial Relations

SECTION VI

MEMORANDUM OF UNDERSTANDING

On 22 March 2016 a meeting was held at the Ministry of Labour and Social Policy attended by Dr. Andrea Annesi and Dr. Debora Postiglione of the VI Division of the Directorate General for the Protection of Working Conditions and Industrial Relations, and the following parties:

•	NATUZZI SPA represented by Dr. Domenico Massaro and Dr. Antonio Cavallera assisted by Dr. Arturo Visconti.

•

The national representatives of FENEAL UIL, FILCA CISL, FILLEA CGIL, namely Messrs. Fabrizio Pascucci, Riccardo Gentile and Ms. Marinella Meschieri, the national representatives of FILCAMS CGIL e FISASCAT CISL namely Messrs. Alfonso Antonio Miccoli and Mirco Ceotto respectively together with the local /regional offices of the Trade Unions and the Union Specific and Company Specific Workers representative bodies.

RECITALS

•

WHEREAS, Natuzzi S.p.A. is the leading Italian company in the furniture sector, a worldwide leader in the leather sofa segment, with 90% of its revenue coming from exportation to 123 countries, and, WHEREAS, the registered offices of Natuzzi S.p.A. are in Colle (BA) and the Company’s plants are located in the provinces of Bari, Matera and Taranto, and, WHEREAS, for social security purposes the company is classified under the industrial sector and the applicable terms and conditions of employment are defined in:

the Collective Agreement for employees working for companies in the Wood and Furniture sector the Collective Agreement for employees working in the tertiary sector, in Distribution and Services and,

•

WHEREAS, in the context of initiatives undertaken to enable the company to continue with its industrial activities in Italy, to relaunch the company and, as a result, to safeguard employment levels, on 3 March 2015 an agreement was signed at this Ministry for resorting to the “Solidarity Contract” (“SC”) for 1,818 employees working in “operations”, from 2/05/2015 to 1/05/2016, and,

•

WHEREAS, subsequently, with a Ministerial Memorandum of Understanding of 14 October 2015, the Parties agreed to add an additional 100 employees to the number of employees working reduced hours under the solidarity contract, bringing the total up to 1,918 for a period from 16 October 2015 to 1 May 2016, and,

DIRECTORATE GENERAL FOR THE PROTECTION OF WORKING CONDITIONS AND INDUSTRIAL RELATIONS

Via Fornovo 8 - 00192 - ROMA

Tel. 06 46834282 - Fax 06 46834278

E mail dgtutelacondizionilavorodiv6@lavoro.gov.it

Ministry of Labour

and Social Policy

Directorate General for the Protection of Working Conditions and Industrial Relations

SECTION VI

•	WHEREAS said 1,918 workers are deployed in the following plants:

•	Iesce 1 - Via Appia Antica s.c. Km. 13.500

•	Iesce 2 - SS 271 per Matera Km 50.200

•	Laterza - Contrada Madonna delle Grazie

•	La Martella - Zona Industriale La Martella (MT)

•	Santeramo in Colle - Via Iazzitiello 47 and,

•

WHEREAS in the Memorandum of Understanding of 14 October 2015 the Parties acknowledged the possibility of organizing assessment and monitoring meetings to look at company progress and the application of the SC with the objective of analysing the data related to the extent to which the SC was used and to assess prospects for future periods, and,

•

WHEREAS by virtue of the above provisions between the Parties and the meetings held at the Ministry of Economic Development which have been planned as a Control Standing Committee for constant monitoring of progress of the company restructuring plan in view of the representations made by the company in the Memoranda of Understanding of the 3 March 2015 and the 14 October 2015 regarding actions to be implemented at the aforementioned plants, the Parties acknowledged the need to apply the SC for another year for the 1,915 workers of the above mentioned plants in order to manage in a non-traumatic manner the overall redundancy of 788 workers deployed in the above mentioned sites, who will be redeployed according to a schedule defined in the industrial plan thus guaranteeing a continuation of employment in the context of relaunching the company, and,

•

WHEREAS the company has requested this office to convene the Parties for the purpose of finalizing the SC following the same process as for the previous agreements that were signed at the Ministry, and,

•	WHEREAS the Parties convened today have agreed on the content of this Memorandum of Understanding in relation to recourse to a “defensive” type of SC,

Now therefore, the Parties hereto agree as follows:

•	The above recitals are an integral part of this Agreement.

•

The Company and the Trade Unions agree to resort to a “defensive” SC in accordance with Paragraph 1 letter c of Article 21 and Paragraph 5 of Article 22 of the Legislative Decree 148/2015, also taking into account the provisions of Articles 3 and 4 of the Ministerial Decree No. 94033/2016;

•

The Parties agree that the SC is the appropriate tool to overcome the complex company problems in order to avoid traumatic repercussions on employment and to safeguard the existing skills in the company.

•

As part of the implementation of this SC, the Company shall refrain from activating any collective redundancy procedures in relation to the 4 above mentioned operational plants and the Company Headquarters in Santeramo in Colle.

DIRECTORATE GENERAL FOR THE PROTECTION OF WORKING CONDITIONS AND INDUSTRIAL RELATIONS

Via Fornovo 8 - 00192 - ROMA

Tel. 06 46834282 - Fax 06 46834278

E mail dgtutelacondizionilavorodiv6@lavoro.gov.it

Ministry of Labour

and Social Policy

Directorate General for the Protection of Working Conditions and Industrial Relations

SECTION VI

•

The Parties agree that the SC, i.e. the reduction of working hours, shall involve all office and shop floor employees working in the 4 “operational” units identified above in the recitals and in the Headquarters at Santeramo in Colle with due exception to cases of inapplicability to roles that require presence at work for the contractual period without the possibility to reschedule activities within the same week or month on the basis of an assessment made by the Company; in this respect the Company hereby declares that within the first week of April of this year there will be a meeting at the premises of the Confederation of Industries (Confindustria) of Bari for the purpose of checking the way in which the SC will be applied also taking into account the issue of inapplicability to certain roles, with specific reference to the maintenance department. The Company shall present a request to have access to extraordinary salary integration, as justified by a SC, for the benefit of a maximum of 1,915 workers (as per attached schedule which constitutes an integral part of this Agreement) for a term of 12 months starting from 02/05/2016 to 01/05/2017;

•	The list of workers who shall be involved in the SC is attached to this MoU of which it is an integral part;

•

The Parties agree to an average reduction of working time of 40% for workers involved in the SC taking into account the organization of work and the requirements related to peak work-loads as dictated by delivery times of specific orders;

•

Specifically, the Parties agree that normally the reduction of working hours, in accordance with the above indicated percentage, shall be implemented by reducing working hours over a day and/or a week without prejudice to the possibility - for work constraints that can not otherwise be avoided - to identify alternative periods of fruition of the reduced hours of work that are more amenable to the technical and production requirements so as to guarantee adequate flexibility, efficiency and speed of response for the Company, subject to consultation with the Union Specific and Company Specific Workers’ representative bodies at least one week in advance.

•	Normally, the Company shall communicate with the Union Specific and Company Specific Workers’ representative bodies on a weekly basis the way in which the reduction of working hours will be scheduled.

•

The CS shall involve “horizontal” and “vertical” part-time employment on a weekly basis in proportion to the % of reduction of working hours for the other workers. In any case, the Parties agree that, given the complexity of the company organization and for the purpose of protecting the efficiency of the services provided, it will be possible to articulate a reduction of working hours in those sections that are more closely related to production and to customer service and in any case activities that are functional to company management operations;

•

The Parties acknowledge that given the way that the work is organized, the adopted system of reduction of working hours is the only one that is technically possible and that the reduction of working hours implemented in this manner makes it possible to limit the number of redundant personnel and to use personnel in the most profitable manner. During the monitoring meetings, following the request of one of the Parties, there will be an assessment of the extent to which the reduction of working hours was distributed fairly depending on and complying with the technical, organizational and production requirements and the specific nature of market service calls;

DIRECTORATE GENERAL FOR THE PROTECTION OF WORKING CONDITIONS AND INDUSTRIAL RELATIONS

Via Fornovo 8 - 00192 - ROMA

Tel. 06 46834282 - Fax 06 46834278

E mail dgtutelacondizionilavorodiv6@lavoro.gov.it

Ministry of Labour

and Social Policy

Directorate General for the Protection of Working Conditions and Industrial Relations

SECTION VI

•

The Company shall advance the payment of the salary integration scheme as per Article 3 of the Legislative Decree No. 148/2015 and in any case up to the maximum amount of funds made available under such scheme; in this regard, the remuneration shall be commensurate with the work that was actually carried out, by deducting the hours that have not been worked, applying the monthly divisor as established by the National Labour Collective Agreements. It is expressly agreed and specified that the reduction of working hours will, in any event, result in the prorating of all direct and indirect contractual obligations for the Company as set forth by applicable law; regarding the payment of the Employee Termination Indemnities, reference is made to the provisions of Paragraph 5 of Article 21 of the Legislative Decree No. 148/2015;

•

The Company shall assess the possibility to hire people with specific professional skills who are not available in the Company, as such skills may become necessary for carrying out company activities and/or as required in specific sectors/offices, also following the sudden, permanent or long term absence that may be determined for any reason by internal personnel. Initially the Company shall be committed to ascertain the possibility to meet such requirements by suspending or terminating definitively the provision of reduction of working hours for a number of workers who have adequate qualifications and professional competence related to the activity that needs to be carried out subject to consultation with the Union Specific and Company specific Workers’ representative bodies and the local/regional sections of the Trade Unions.

•

Without prejudice to the foregoing, the Company shall continue with training initiatives aimed at achieving adequate levels of professional skill in the position of “frame assembler” and for this purpose a first test will take place in the experimental workshop in Santeramo in Colle.

•

Reiterating that for the purpose of success of the agreed industrial plan, the Company shall not be allowed to increase its workforce with respect to its, albeit reduced, current level of 1915 employees spread over 4 production plants and its headquarters. The Company shall be committed to proceed, in accordance with the technical, organizational and production requirements of the company, with the practice of repêchage of workers from those who are suspended from work under the Special Fund for the Integration of Earnings (CIGS) scheme in Ginosa, for all those workers who might for any reason terminate their employment in the sites that are involved in the SC initiative.

•

With reference to the provisions of Paragraph 5 of Article 21 of the above mentioned Legislative Decree, the Parties expressly agree that in the event of a temporary need for more working resources (e.g. related to meeting the delivery deadline of orders), the number of hours of work can be increased and the reduction of working hours as provided by the SC can be changed or temporarily suspended by notifying such changes to the Union Specific and Company Specific Workers’ representative bodies. In this case the Company shall pay the normal employment contract remuneration for such additional hours and shall not request any salary integration as provided in the above mentioned Paragraph 5 of Article 21;

DIRECTORATE GENERAL FOR THE PROTECTION OF WORKING CONDITIONS AND INDUSTRIAL RELATIONS

Via Fornovo 8 - 00192 - ROMA

Tel. 06 46834282 - Fax 06 46834278

E mail dgtutelacondizionilavorodiv6@lavoro.gov.it

Ministry of Labour

and Social Policy

Directorate General for the Protection of Working Conditions and Industrial Relations

SECTION VI

•

During the year in which the SC is implemented there will be quarterly assessment and monitoring meetings related to company progress and the application of the SC. The signatories of this MoU will meet to analyse the data related to the extent to which the SC was used and to assess prospects for future periods.

By signing this MoU the Parties agree to activate the SC in accordance with Paragraph 1 letter c of Article 21 and Paragraph 5 of Article 22 of the Legislative Decree 148/2015, also taking into account the provisions of Articles 3 and 4 of the Ministerial Decree No. 94033/2016.

Acknowledging the agreement reached between the Parties, this Ministerial office shall promptly transmit this MoU to its IV Division - Directorate General for Social Safety Net Measures and employment incentives - for carrying out the data gathering and decision making phase for which it is responsible.

Read, confirmed and signed

For the Ministry of Labour and Social Policy by:

For Natuzzi spa	For the Trade Unions
[illegible signatures]	[illegible signatures]

For the Union Specific Workers’ representative body

[illegible signatures]

DIRECTORATE GENERAL FOR THE PROTECTION OF WORKING CONDITIONS AND INDUSTRIAL RELATIONS

Via Fornovo 8 - 00192 - ROMA

Tel. 06 46834282 - Fax 06 46834278

E mail dgtutelacondizionilavorodiv6@lavoro.gov.it